Exhibit 99.3

News Release

Celanese Corporation 1601 West LBJ Freeway Dallas, TX, 75234
Celanese Corporation Announces 25 Percent Dividend Increase
DALLAS, April 26, 2010 – Celanese Corporation (NYSE:CE), a leading, global chemical company, today announced that its board of directors has approved a 25 percent increase in the company’s quarterly common stock cash dividend. The quarterly dividend rate increased from $0.04 to $0.05 per share of common stock on a quarterly basis and from $0.16 to $0.20 per share of common stock on an annual basis.
“Management and the Board of Directors believe that this increase reflects the confidence we have in our businesses and their growth plans and allows us to more actively utilize dividends as one of our methods of creating and returning value to our shareholders,” said David Weidman, chairman and chief executive officer.
The new dividend rate will be applicable to dividends payable beginning in August 2010.

Contacts:
Investor Relations	Media
Mark Oberle	W. Travis Jacobsen
Phone: +1 972 443 4464	Phone: +1 972 443 3750
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com
About Celanese
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $5.1 billion in 2009, with approximately 73% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,400 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in the company’s filings with the U.S. Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.